Morrill & Associates, LLC

Certified Public Accountants

1448 North 2000 West, Suite 3

Clinton, Utah 84015

801-820-6233 Phone; 801-820-6628 Fax

April 6, 2012

Office of the Chief Accountant

Securities and Exchange Commission

450 West Fifth Street N.W.

Washington DC 20549

Ladies and Gentlemen,

We have read the statements about our firm included under Item 4.02 “Non-reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review” in the Form 8-K dated April4, 2012 of ForeverGreen Worldwide Corporation and are in agreement with the statements contained therein as they pertain to our firm.

Sincerely,

/s/ Morrill & Associates

Morrill & Associates